August 28, 2013

Columbia Funds Series Trust II

50606 Ameriprise Financial Center

Minneapolis, Minnesota 55474

Gentlemen:

I have examined the Agreement and Declaration of Trust and the By-Laws of Columbia Funds Series Trust II (the Trust) and all necessary certificates, permits, minute books, documents and records of the Trust, and the applicable statutes of the Commonwealth of Massachusetts, and it is my opinion that the shares sold in accordance with applicable federal and state securities laws will be validly issued and, under the laws of the Commonwealth of Massachusetts that are applicable to the issuance of shares by entities such as the Trust, purchasers of the shares will have no obligation to make further payments for their purchase of shares or contributions to the Trust or its creditors solely by reason of their ownership of shares.

This opinion may be filed as part of the registration statement of the Trust on Form N-1A relating to the offering and sale of the shares of each series of the Trust.

Sincerely,

/s/ Christopher O. Petersen
Christopher O. Petersen
Vice President and Secretary
Columbia Funds Series Trust II